Exhibit 99.7

[LETTERHEAD OF RBC CAPITAL MARKETS, LLC]

October 12, 2014

The Board of Directors

NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to NetScout Systems, Inc., a Delaware corporation (“NetScout”), of the Merger Consideration (defined below) to be paid by NetScout pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) proposed to be entered into among Danaher Corporation, a Delaware corporation (“Danaher”), Potomac Holding LLC, a Delaware limited liability company and wholly owned subsidiary of Danaher (“Newco”), NetScout, RS Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of NetScout (“Merger Sub”), and RS Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of NetScout (“Merger Sub II”). As more fully described in the Merger Agreement and after giving effect to the Related Transactions (defined below), NetScout and Danaher will effect a business combination of Danaher’s Communications Business (as defined below) and NetScout (the “Transaction”) in which Merger Sub will be merged with and into Newco (the “First Merger”) and, immediately following the First Merger and as part of a single integrated transaction, NetScout will cause Newco, as the surviving limited liability company in the First Merger, to be merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II as the surviving limited liability company in the Second Merger. The Merger Agreement provides, among other things, that pursuant to the First Merger, each outstanding common unit representing limited liability company membership interests of Newco (“Newco Common Units”) will be converted into the right to receive that number of shares of the common stock, $0.001 par value per share, of NetScout (“NetScout Common Stock”) equal to the quotient of (i) 62.5 million shares of NetScout Common Stock plus the product of (A) 1.46 multiplied by the number of shares of NetScout Common Stock issued in any acquisition effected pursuant to the terms of the Merger Agreement divided by (ii) the aggregate number of Newco Common Units outstanding immediately prior to the effective time of the First Merger. We have been directed by the management of NetScout to assume, for purposes of our analyses and opinion, that no shares of NetScout Common Stock will be issued in connection with any acquisition pursuant to clause (A) above and, accordingly, we have evaluated the aggregate number of shares of NetScout Common Stock issuable in the First Merger on the basis of 62.5 million shares (such aggregate number of shares of NetScout Common Stock so issuable in the First Merger, the “Merger Consideration”).

We have been advised that, prior (and as a condition) to consummation of the Transaction and pursuant to the Merger Agreement and a Separation and Distribution Agreement (the “Separation Agreement” and, together with the Merger Agreement, the “Agreements”) proposed to be entered into among Danaher, Newco and NetScout, (i) Danaher will effect an internal reorganization pursuant to which, among other things, certain assets (including the outstanding capital stock of, or other equity interests in, certain subsidiaries of Danaher) and liabilities related to Danaher’s communications group business conducted under the Arbor Networks, Fluke Networks and Tektronix brands, excluding Danaher’s data communications cable installation business and communication service provider (field and test tool systems) business, will be consolidated and transferred to Newco or one or more its subsidiaries (such consolidated and transferred communications group businesses, collectively, the “Communications Business”) and (ii) Danaher will distribute to holders of the common stock, $0.01 par value per share, of Danaher all Newco Common Units held by Danaher through a split-off, followed by a clean-up spin-off, if necessary, or through a spin-off (such distribution, together with the transactions described in clause

The Board of Directors

NetScout Systems, Inc.

October 12, 2014

(i) above and the other transactions contemplated by the Agreements, the “Related Transactions”). We also have been advised that, in connection with the Transaction, NetScout, Danaher and certain of their respective affiliates, as applicable, will enter into certain related agreements (such agreements, the “Related Agreements”). The terms and conditions of the Transaction and the Related Transactions are set forth more fully in the Agreements.

RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM or one or more of our affiliates may act as a market maker and broker in the publicly traded securities of NetScout, Danaher and/or any other company that may be involved in the Transaction and the Related Transactions or their respective affiliates and receive customary compensation in connection therewith, and may also actively trade securities of NetScout, Danaher and/or any other company that may be involved in the Transaction and the Related Transactions or their respective affiliates for our or our affiliates’ own account and the accounts of our or our affiliates’ customers and, accordingly, RBCCM and our affiliates may hold a long or short position in such securities.

We are acting as financial advisor to NetScout in connection with the Transaction and the Related Transactions and we will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Transaction. NetScout also has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses reasonably incurred in connection with our services. RBCCM and its affiliates have not provided investment banking or financial advisory services during the past two years to NetScout or Danaher for which compensation has been received. RBCCM and certain of our affiliates in the future may provide investment banking and financial advisory services to NetScout and Danaher, for which services RBCCM and such affiliates may receive compensation.

For the purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of drafts, each dated October 12, 2014, of the Agreements; (ii) we reviewed certain publicly available financial and other information, and certain historical operating data, with respect to NetScout made available to us from published sources and internal records of NetScout; (iii) we reviewed certain publicly available financial and other information, and certain historical operating data, with respect to the Communications Business made available to us from published sources and internal records of Danaher; (iv) we reviewed publicly available financial projections and other estimates and data relating to NetScout for the fiscal years ended March 31, 2015 and March 31, 2016 as extrapolated thereafter by the management of NetScout and financial projections and other estimates and data relating to the Communications Business prepared by the management of Danaher for the fiscal year ended December 31, 2014 as adjusted and extrapolated thereafter by the management of NetScout, in each case which we were directed to utilize for purposes of our analyses; (v) we conducted discussions with members of the senior managements of NetScout and Danaher with respect to the respective business prospects and financial outlook of NetScout and the Communications Business and also held discussions with senior management of NetScout regarding the strategic rationale and potential cost savings and other benefits expected by such management to be realized in the Transaction and the Related Transactions (collectively, the “Cost Savings”); (vi) we reviewed the reported prices and trading activity for NetScout Common Stock; (vii) we compared certain financial metrics of NetScout and the Communications Business with those of selected publicly traded companies; (viii) we reviewed the potential pro forma financial impact of the Transaction on the future financial performance of NetScout after taking into account potential Cost Savings; and (ix) we considered other

The Board of Directors

NetScout Systems, Inc.

October 12, 2014

information and performed other studies and analyses as we deemed appropriate. We have not compared the financial terms of the Transaction to financial terms of other transactions given, in our view, the limited comparability of such other transactions to the Transaction.

In arriving at our opinion, we employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion we have reached is based on all analyses and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more portions of such analyses or factors.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all of the financial, legal, tax, accounting, operating and other information provided to or discussed with us by or on behalf of NetScout or Danaher (including, without limitation, financial statements and related notes), and upon the assurances of the managements of NetScout and Danaher that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. We have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the publicly available financial projections and other estimates and data relating to NetScout (as extrapolated by the management of NetScout) and the financial projections and other estimates and data relating to the Communications Business (as adjusted and extrapolated by the management of NetScout) which we have been directed to utilize in our analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of NetScout and the Communications Business and the other matters covered thereby and that the financial results reflected therein will be realized in the amounts and at the times projected. We also have been advised that there currently are no audited financial statements relating to the Communications Business and we have assumed that such audited financial statements, when delivered to NetScout in connection with the Transaction, will not reflect any information that would be meaningful to our analyses or opinion. We express no opinion as to any such financial projections and other estimates and data or the assumptions upon which they were based. We have relied upon the assessments of the managements of NetScout and Danaher as to (i) the Related Transactions, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on NetScout and the Communications Business of market and other trends and prospects for the technology industry, (iii) the products, technology and intellectual property of NetScout and the Communications Business, including the validity of, and risks associated with, such products, technology and intellectual property, (iv) the existing and future relationships, agreements and arrangements with, and NetScout’s ability to retain, key employees and customers of NetScout and the Communications Business, and (v) NetScout’s ability to integrate the Communications Business with the businesses and operations of NetScout. We have assumed that there will be no developments with respect to any such matters that would have an adverse effect on NetScout, the Communications Business, Newco, the Transaction or the Related Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to our analyses or opinion. We also have relied on estimates of the management of NetScout as to the capitalization of NetScout and Newco, including as to the number of fully diluted shares of NetScout Common Stock and Newco Common Units, as of the effective time of the First Merger and we have assumed that such number of shares or units, as the case may be, will not vary in any respect that would be meaningful to our analyses or opinion.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NetScout, the

The Board of Directors

NetScout Systems, Inc.

October 12, 2014

Communications Business or any other entity (including Newco) or business, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of NetScout, the Communications Business or any other entity or business. We have assumed that the Transaction and the Related Transactions will be consummated in accordance with the terms of the Agreements and all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction and the Related Transactions, no delay, limitation, restriction or condition will be imposed, including any divestiture or other requirements, that would have an adverse effect on NetScout, the Communications Business, Newco, the Transaction or the Related Transactions (including the contemplated benefits thereof). We also have assumed that the Transaction and the Related Transactions will have the tax treatment as set forth in the Agreements, including that the First Merger and the Second Merger will be treated as a single integrated transaction and will together qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. We further have assumed that Newco will retain or acquire all assets, properties and rights necessary for the operations of the Communications Business, that appropriate reserves, indemnification arrangements or other provisions have been made with respect to the liabilities of or relating to the Communications Business and that NetScout will not directly or indirectly assume or incur any liabilities that are contemplated to be excluded as a result of the Transaction, the Related Transactions or otherwise. In addition, we have assumed that the final executed Agreements will not differ, in any respect meaningful to our analyses or opinion, from the drafts of the Agreements we reviewed.

Our opinion speaks only as of the date hereof, is based on conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. Our opinion, as set forth herein, relates to the relative values of NetScout and the Communications Business. We do not express any opinion as to what the value of NetScout Common Stock actually will be when issued in connection with the Transaction or the prices or range of prices at which NetScout Common Stock may trade or otherwise be transferable at any time, whether prior to or following the Transaction and the Related Transactions.

The advice (written or oral) of RBCCM and our opinion expressed herein is provided for the benefit, information and assistance of the Board of Directors of NetScout (in its capacity as such) in connection with its evaluation of the Transaction. We express no opinion and make no recommendation to any stockholder as to how such stockholder should vote or act with respect to any proposal to be voted upon in connection with the Transaction or any Related Transactions.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein) to NetScout. Our opinion does not in any way address any other terms, conditions, implications or other aspects of the Transaction, the Related Transactions, the Agreements or any Related Agreements, or any adjustment payment or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Transaction, the Related Transactions or otherwise. Our opinion also does not address the underlying business decision of NetScout to engage in the Transaction or any Related Transactions or the relative merits of the Transaction or any Related Transactions compared to any alternative business strategy or transaction that may be available to NetScout or in which NetScout might engage. We have not evaluated the solvency or fair value of NetScout, Danaher, the Communications Business or any other entity (including Newco) or business under any state, federal or other

The Board of Directors

NetScout Systems, Inc.

October 12, 2014

laws relating to bankruptcy, insolvency or similar matters. We do not express any opinion as to any legal, regulatory, tax or accounting matters, as to which we understand that NetScout has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) to any officers, directors or employees of any party, or class of such persons, relative to the Merger Consideration or otherwise.

The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by NetScout in the First Merger is fair, from a financial point of view, to NetScout.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC